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Exhibit 3.3

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF
PHOTON DYNAMICS, INC.

        The undersigned certify that:

        1.    They are the President and the Secretary, respectively, of Photon Dynamics, Inc., a California corporation.

        2.    Article III. Section A of the Articles of Incorporation of this corporation is amended to read in full as follows:

          "A.  Classes of Stock. The corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock", respectively. The number of shares of Preferred Stock authorized to be issued is 5,000,000 and the number of shares of Common Stock authorized to be issued is 30,000,000."

        3.    The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

        4.    The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the California Corporations Code. The percentage vote required for each class entitled to vote on this amendment is more than 50% of the outstanding shares of Common Stock, more than 50% of the outstanding shares of Common Stock and Series A1 Preferred Stock voting together as a single class and more than 50% of the votes entitled to be cast by the outstanding shares of Common Stock and Series A1 Preferred Stock voting together as a single class. The total number of outstanding shares of Common Stock entitled to vote on this amendment is 13,783,932 shares, each of which is entitled to one (1) vote per share. The total number of outstanding shares of Series A1 Preferred Stock entitled to vote on this amendment is one (1) share, which is entitled to 148,329 votes per share. The number of shares of Common Stock voting in favor of the amendment equaled or exceeded the vote required. The number of shares of Common Stock and Series A1 Preferred Stock voting together as a single class and the number of votes entitled to be cast by the Common Stock and Series A1 Preferred Stock voting together as a single class voting in favor of the amendment equaled or exceeded the vote required.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: January 25, 2002

/s/ VINCENT F. SOLLITTO Vincent F. Sollitto President and Chief Executive Officer
/s/ RICHARD L. DISSLY Richard L. Dissly Secretary and Chief Financial Officer

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CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF PHOTON DYNAMICS, INC.